Exhibit 10.7

Anthony P. Colucci

Release

For good and valuable consideration, and in satisfaction of the Executive’s rights under the Employment Agreement dated as of May 17, 2018 (the “Employment Agreement”), which rights are set forth in full on Schedule A hereto, which is incorporated by reference herein, this agreement and release (the “Release”) is entered into by and among Antony P. Colucci (the “Executive”), Hayward Industries, Inc. (the “Company”) and Hayward Holdings, Inc. (the “Parent”, and together with the Company, the “Companies”).

1.	The Executive, on behalf of himself and his dependents, heirs, administrators, agents, personal representatives, executors, successors and assigns, does hereby irrevocably, completely and unconditionally release, waive and forever discharge the Companies and their past, present and future parents, subsidiaries, affiliated corporations, partnerships, joint ventures, employee benefit plans, insurers and their predecessors, successors and assigns (each a “Company Affiliate” and collectively, “Company Affiliates”) and all of the Company Affiliates’ past, present and future shareholders, directors, officers, employees, agents, trustees, and representatives, both individually and in their official capacities, and their successors and assigns, from any and all actions, rights, claims, demands, obligations, liabilities, attorneys’ fees and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past or present, including those arising out of or in any way related to the Executive’s employment, or termination of employment, with either or both of the Companies (including any events, acts, conduct or omissions related thereto) occurring at any time prior to or at the date on which the Executive signs and returns this Release (the “Release Date”), including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under: any Federal, state, or local law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974 (other than any claim as excepted below), the Age Discrimination in Employment Act of 1967, all as amended, and the wage and hour, wage payment and fair employment practices laws of the state or states in which the Executive has been employed), tort, contract or any other legal obligation (collectively, the “Claims”); provided, however, the Executive does not release any of the following Claims:

a.	any Claim to vested but unpaid payments, benefits or other entitlements, including, without limitation, under any compensation or benefit plan, program or other arrangement of the Company, the Parent or any Company Affiliate including, without limitation, any incentive or deferred compensation plan including any cash or equity award, any pension plan or benefits under any medical, dental, vision, life insurance or disability insurance plan, in each case as set forth on Schedule A;

b.	any Claim to workers’ compensation or unemployment insurance benefits;

c.	any claim arising from a failure to pay or provide any of the payments or benefits described on Schedule A hereto;

d.	any Claim for indemnification in accordance with applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of the Company, the Parent or any Company Affiliate, and any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company, the Parent or any Company Affiliate;

e.	any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company, the Parent and/or any Company Affiliate are jointly liable in whole or in part;

f.	any Claim that by law may not be released by private agreement without judicial or governmental review and approval; or

g.	any Claim that arises after the Release Date.

Nothing contained in this Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that the Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Executive or by anyone else on his behalf.

2.	The following shall apply in connection with the signing of this Release:

a.	The Executive acknowledges and agrees that he has had at least twenty-one (21) days in which to consider this Release and is hereby advised that this Release creates a legally binding obligation and that he should therefore consult an attorney about this Release (though he may choose voluntarily not to do so).

b.	The Executive represents that he has read this Release carefully; has had the opportunity to consult with an attorney of the Executive’s own choosing about the Release; understands fully what this Release means; and is entering into it knowingly, voluntarily and without coercion.

c.	The Executive may not sign and return this Release to the Companies earlier than April 16, 2020 (the “Date of Termination”) and must sign and return it no later than twenty-one (21) calendar days following the date this Release was first provided to the Executive. The Executive will have an additional seven (7) calendar days after the Release Date in which to revoke his acceptance by providing written notice of revocation to the Companies. The Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after the Release Date, if not previously revoked.

d.	By signing this Release, the Executive represents that (i) he is signing it voluntarily and with a full understanding of its terms, (ii) he has had sufficient opportunity, before signing this Release, to consider its terms and consult with an attorney (if he so wished to do so) and (iii) he has not relied on any promises or representations, express or implied, that are not set forth expressly in this Release.

3.	The Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any Claim released by the Executive herein.

4.	The Executive acknowledges that he does not hold any equity or equity-related interests in the Companies or any of their affiliates, except as set forth on Schedule A.

5.	The Executive represents that he has returned to the Companies any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Companies or their affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Companies or their affiliates in the Executive’s possession or control. Further, the Executive agrees that he has not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Companies or any Company Affiliates.

6.	Each of the Executive, the Company and the Parent hereby waive any notice (or pay in lieu thereof) that might otherwise be required from any other party.

7.	Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.	This Release may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.	This Release shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference regard to principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Executive, the Company and the Parent have executed this

Release each as of the date indicated below.

AGREED AND EXECUTED:

ANTHONY P. COLUCCI

Dated:	4/29/20	/s/ Anthony P. Colucci

HAYWARD INDUSTRIES, INC.		Name: Margaret B. Costello

Title: Vice President, Human Resources

Dated:	April 16, 2020	/s/ Margaret B. Costello

HAYWARD HOLDINGS, INC.		Name: Kevin Holleran

Dated:	April 16, 2020	Title: President & CEO

/s/ Kevin Holleran

Schedule A to Release (A. Colucci)

Summary of Severance Benefits

All capitalized terms not defined herein or in the Release to which this Schedule A is attached (the “Release”) shall have the meanings given in the Employment Agreement.

Upon the termination of Executive’s employment, the Company will pay Executive the following Accrued Benefits in a lump sum within thirty (30) days following the Date of Termination:

(i)	Pay, at Executive’s final base rate of pay, for all work performed for the Company through the Date of Termination, to the extent not previously paid;

(ii)	Pay, at Executive’s final base rate of pay, for any accrued, unused vacation days as of the Date of Termination; and

(iii)	Reimbursement of outstanding business expenses reimbursable under Company policies as then in effect and properly incurred by Executive, if all necessary supporting documentation is provided within 30 days of the Date of Termination.

In addition, upon Executive’s termination without Cause, as defined in the Employment Agreement, and in consideration of Executive’s execution and non-revocation of the Release and Executive’s continued compliance with Executive’s restrictive covenant obligations under the Employment Agreement, including without limitation Section 6, 7, and 8 thereof, and the Agreement between Executive and Hayward Industries, Inc. dated May 2018, the Company will provide Executive with the following severance benefits:

(i)	An amount equal to the sum of Executive’s final Base Salary ($442,000) and Executive’s Target Bonus of 70% ($309,400), paid together in the form of salary continuation over a period of twelve (12) months, beginning on the next regular pay date that is at least five (5) days following the later of the effective date of the Release or the date it is received by the Company (the “Payment Date”). The first such payment will be retroactive to the day following the Date of Termination.

(ii)	A pro-rata portion of Executive’s Annual Bonus (if any) for the 2020 plan year determined at such time as annual bonuses for the 2020 plan year are determined by the Board, paid at such time as annual bonuses for the 2020 plan year are paid generally;

(iii)	Post Termination Benefits in the following amounts, payable on the Payment Date:

a.	$67,626, representing the value of the Company’s contribution to the Company’s Non-Qualified Deferred Compensation Plan at the rate of nine (9) percent of Executive’s final Base Salary and Target Bonus;

b.	$22,542, representing the value of the Company’s contribution to the Company’s 401k plan at the rate of three (3) percent of Executive’s final Base Salary and Target Bonus;

c.	$8,550, representing the value of a 401k safe-harbor profit-sharing payment at the rate of three (3) percent of Executive’s final Base Salary, subject to 2020 plan limits;

d.	$9,000, representing the value of twelve (12) months of Company payments of Executive’s Company car lease (at $750/month);

e.	$13,128, representing the value of twelve (12) months of Company contributions to Executive’s UltimateHealth executive medical supplementary health plan (at $1,094/month); and

f.	$11,430, representing the value of twelve (12) months of the Company’s premium costs for Executive’s life insurance and AD&D insurance coverage.

(iv)	A one-time lump sum benefit allowance payment of $24.014.22, which is equal to the employer-side premium that the Company would have provided towards the cost of Executive’s medical, dental, prescription and/or vision coverage (based on Executive’s benefit elections for such coverages, and premium cost sharing, each as in effect immediately prior to the Date of Termination), had Executive remained employed with the Company for an additional twelve (12) months following Executive’s termination of employment and continued such coverage for such period (the “Benefit Allowance”). The Benefit Allowance will be paid on the Payment Date, and will be made regardless of whether the Executive elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive’s current medical, dental, prescription and/or vision coverage (if any) will end on the Date of Termination. At or about that time, if Executive is eligible for COBRA, Executive will receive under separate cover, directly from Benefit Express, notice of his opportunity to elect COBRA continuation coverage of his current plans on a self-pay basis. Should Executive wish to elect this continuation of coverage, it is his obligation to enroll within the designated timeframe and satisfy all billing requirements directly with Benefit Express. Executive’s COBRA eligibility and coverage will be governed by the applicable benefit plan and Executive will be responsible for paying the full cost of any COBRA coverage he elects; and

(v)	Outplacement counseling services for a period of 12 months by Terry Mulligan at Transition Partners Group at a cost not to exceed $13,000.

Subject to the conditions described herein, the payments and benefits set forth in this Schedule A will be subject to and reduced by all applicable federal, state and local income and payroll withholding taxes, and will be paid in full and complete satisfaction of any and all payments or benefits due to Executive from the Company, whether for services provided to the Company, due under the Employment Agreement, or otherwise.

Treatment of Equity

Executive is the owner of 250 Class A Shares (the “Class A Shares”) of Hayward Holdings, Inc. (“Hayward Holdings”). The Class A Shares are not subject to vesting and will remain outstanding following the date hereof, but will continue to be subject to the terms of the Stockholders’ Agreement, including Section 2.5 thereof.

Executive is also the owner of 2,000 Class A Restricted Shares of Hayward Holdings (the “Class A Restricted Shares”). As of the Date of Termination, none of the Class A Restricted Shares will have vested and, accordingly, all such Class A Restricted Shares will be automatically forfeited by the Executive for no consideration.

Executive has been granted stock options with respect to 8,000 Class B Shares of Hayward Holdings (the “Class B Options”). 50% of the Class B Options are time-vesting options (the “Time-Vesting Options”) and 50% of the Class B Options are performance-vesting shares (the “Performance-Vesting Options”). As of the Date of Termination, 1,600 of the Time-Vesting Options and none of the Performance-Vesting Options will have vested (the “Vested Class B Options”). All unvested Class B Options shall terminate without consideration on the Date of Termination. The Vested Class B Options may be exercised by Executive for a period of 90 days from the Date of Termination and, immediately following such date, any unexercised Vested Class B Options will expire.

The Class A Shares and the vested Class B Options will remain subject to, as applicable, the terms of the Stockholders’ Agreement, the Amended and Restated Hayward Holdings Equity Incentive Plan, the Subscription Agreement, dated as of May 29, 2018 by and between Hayward Holdings and the Executive, and the Executive’s Non-Qualified Stock Option Agreement, granted May 29, 2018.